                                   EXHIBIT 11
                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                        Three Months Ended
                                           September 30,
                                     -------------------------

                                         2004         2003
                                     ------------  -----------

        Net loss                     $  (206,626)    (454,864)
                                     ============  ===========

        Weighted average number of
          common shares outstanding   90,059,033   62,404,043

        Common equivalent shares
          representing shares
          issuable upon exercise of
          outstanding options and
          warrants                             -            -
                                     ------------  -----------

                                      90,059,033   62,404,043
                                     ============  ===========
        Net loss per share,
         basic and diluted          $         *        (0.01)
                                     ============  ===========

*    Less than ($0.01) per share.

Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (77,381,877 at September 30, 2004 and 17,097,710 shares at September 30, 2003) would be to decrease net loss per share.


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